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                                                                    EXHIBIT 99.1



HOMESEEKERS.com (LOGO)

                                              6490 S. MCCARRAN BLVD., SUITE D-28
                                                              RENO, NEVADA 89509
                                                                    775-827-6886
                                                                775-827-8182 FAX

                    HOMESEEKERS.COM, INC. CONTINUES INTERNAL
                    REORGANIZATION IN PREPARATION FOR FUTURE

RENO, Nev.--(BUSINESS WIRE)--August 16, 2001--HomeSeekers.com (OTCBB: HMSK -
NEWS), a leader in online real estate technology and services, announced today that it has officially accepted the resignations of CEO and board member John Giaimo, CFO, Dennis P. Gauger, and board member Bradley N. Rotter. These resignations were officially accepted by HomeSeekers on August 16, 2001. Announcements of an interim CEO and CFO are expected to be made in the near term, as well as additions to the board of directors.

         Commenting on the ongoing reorganization HomeSeekers Chairman Joseph Harker stated, "We are causing significant needed internal change and reorganization to HomeSeekers. Through these changes we plan to position HomeSeekers to achieve sustainable revenue streams and ultimate profitability. In order for HomeSeekers to be competitive and aggressively increase its current market share, we intend to make more changes. Business lines are being evaluated, and those business lines that are not profitable today or are not attractive from a risk-reward point of view will be restructured or eliminated. Our short term goal is to reconfigure the business to create consistent attractive results; put management in place committed to achieving these goals, and to enhance shareholder value. Simultaneously with this restructuring, HomeSeekers is actively seeking acquisitions of other companies and assets that enhance and complement its current and planned future operations."

HomeSeekers.com, Incorporated is a leading provider of technology to the North American and International real estate industries. The Company provides technology solutions and services targeted to brokers, agents, Multiple Listing Services (MLS), builders, consumers and others involved in the real estate industry. Product and service offerings can be viewed at the Company's primary website, http://www.homeseekers.com.
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This press release contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future results of operations and market opportunities that are based on HomeSeekers.com's current expectations, assumptions, estimates and projections about the Company and its industry. Investors are cautioned that actual results could differ materially from those anticipated by the forward-looking statements as a result of risks and competitive and other factors. The factors, along with other potential risks and uncertainties are discussed in HomeSeekers.com's reports and other documents filed with the Securities and Exchange Commission.

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Investor Relations Contact:
LKS Consulting
Phil Worack (303) 790-8042
lksconsulting@plusten.net


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